# Following a Planned Succession Process, Envela Appoints John DeLuca as Chief Financial Officer

*Former CFO Remains as Strategic Advisor*

**DALLAS, TX / March 21, 2024 /** Envela Corporation (NYSE American:ELA) ("Envela" or the "Company"), announced today that after seven years as the Company's Chief Financial Officer, Bret Pedersen is stepping down. Following a planned succession process, John DeLuca will be appointed as the new CFO, beginning March 25, 2024.

DeLuca currently servs as the company's Vice President of Finance and Commercial Segment Controller. As CFO, he will report directly to Envela's CEO, John Loftus. Pedersen will transition to a new role within Envela, serving as Vice President and Strategic Advisor until the end of 2024.

Loftus said of Pedersen, "Bret has been an exceptional CFO, contributing significantly to Envela's success. His leadership during challenging times, including the pandemic, has been instrumental in maintaining our solid foundation. And during the past year, Bret has diligently prepared DeLuca for his new role."

Reflecting on his tenure, Pedersen said, "serving as Envela's CFO for the past seven years has been an honor. I am especially proud of our achievements during the pandemic. With a strong finance team in place, now is the right time for this transition, and I am confident in DeLuca's leadership going forward."

John DeLuca brings over 20 years of experience in the secondary metal-processing industry, and a comprehensive background in finance, operations, and planning. Before joining Envela last year, DeLuca's career spanned roles in both public and private-equity-backed companies, demonstrating expertise in various areas including P&L management, accounting, and financial planning and analysis.

"John DeLuca is exceptionally qualified to lead our Company's financial operations as we aim for continued growth and profitability. His leadership over the past year has been invaluable, and we anticipate great success with him at the finances helm," stated Loftus.

DeLuca added, "I am honored to serve as Envela's CFO and look forward to driving our finance team toward further achievements. The future is bright for Envela."

ENVELA
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## About Envela

Envela a leading provider of re-commerce services at the forefront of the circular economy. The company is comprised of primarily two key business segments: Consumer and Commercial. The Consumer segment operates retail stores and online sites that offer premium brands and luxury hard assets, while the Commercial segment provides personalized re-commerce solutions to meet the needs of various clients, including Fortune 500 companies. We execute with passion and meticulous attention to detail, focusing on our strengths, rather than trying to be everything to everyone.

At Envela, we Reuse, Recycle, and Reimagine. To learn more, visit Envela.com and follow our social media channels on Twitter, Instagram, Facebook, and LinkedIn.

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, including statements regarding the Company's potential future growth, and the success of its financial operations, business lines and strategies, These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, market conditions and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release except as required by law.

Investor Relations Contact:
John Nesbett/ Jennifer Belodeau
ir@envelacorp.com
972-587-4030